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                         December 20, 2023

       Lester Brafman
       Chief Executive Officer
       Cohen & Company Inc.
       Cira Centre
       2929 Arch Street, Suite 1703
       Philadelphia, Pennsylvania

                                                        Re: Cohen & Company
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 21,
2023
                                                            File No. 001-32026

       Dear Lester Brafman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program